Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7DA

United Kingdom

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Crédit Agricole Corporate and Investment Bank

28th Floor, Two Pacific Place

88 Queensway

Hong Kong

J.P. Morgan Securities plc

25 Bank Streett

Canary Wharf

London E14 5JP

United Kingdom